Exhibit 3.3

Bylaws of Yan Chuang Group Inc.

Adopted by the Board of Directors as of June 4, 2025, these Bylaws govern the internal affairs of Yan Chuang Group Inc., a Nevada corporation (the “Corporation”), consistent with the Amended and Restated Articles of Incorporation and applicable law.

Article I. Offices, corporate records, and seal

•	Principal and registered offices: The Corporation’s principal office shall be as determined by the Board of Directors (the “Board”) from time to time. The registered office and registered agent in Nevada shall be as set forth in the Articles of Incorporation, as amended from time to time pursuant to Nevada law. The Board may change the registered agent and registered office in accordance with Nevada Revised Statutes (“NRS”).

•	Books and records: The Corporation shall maintain books and records of account, minutes of the proceedings of its stockholders, Board, and committees, and a stock ledger, at its principal office or with its duly designated custodian of records, subject to inspection rights as provided by law. Reasonable procedures for inspection by stockholders shall be established, including written request stating a proper purpose and reasonable time and place for inspection, consistent with NRS Chapter 78.

•	Corporate seal: The Corporation may adopt and use a corporate seal or stamp, but use of a seal is not required to authenticate corporate acts.

Article II. Stockholders

2.1 Meetings of stockholders

•	Annual meeting: An annual meeting of stockholders shall be held at a date, time, and place (including by remote/virtual communication) fixed by the Board for the election of directors and the transaction of such other business as may properly come before the meeting, consistent with NRS provisions allowing virtual or hybrid meetings where stockholders can participate and vote contemporaneously.

•	Special meetings: Special meetings may be called at any time by the Chair of the Board, the Chief Executive Officer (“CEO”), the President, or by resolution of the Board. Such notice(s) shall state the purpose of the proposed special meeting.

•	Place and remote communication: Meetings may be held at any place within or outside Nevada as designated by the Board. The Board may authorize participation by means of remote communication, subject to reasonable measures for verification of participants, recordkeeping, and the ability of stockholders to vote.

2.2 Record dates, notice, and quorum

•	Record dates: The Board may fix a record date for determining the stockholders entitled to notice of, or to vote at, any meeting, or to receive any dividend or allotment, or to exercise any rights, in accordance with NRS Chapter 78.

•	Notice: Written notice of each meeting shall be delivered to each stockholder entitled to vote not fewer than 10 nor more than 60 days before the meeting, stating the date, time, place (or means of remote communication, if any), and, in the case of a special meeting, the purpose(s).

•	Quorum: Unless a greater or lesser number is required by law or the Articles of Incorporation, the holders of a majority of the voting power of the shares entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If a quorum is not present, the meeting may be adjourned by the chair.

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2.3 Voting; classes; proxies

•	Voting power and classes: Voting rights are as provided in the Articles of Incorporation, including 10 votes per share for Class A Common Stock and 1 vote per share for Class B Common Stock, and as otherwise required by law for any class or series voting as a separate class. Except as otherwise required by law, the Articles of Incorporation, or these Bylaws, all classes vote together as a single class.

•	Proxies: Each stockholder entitled to vote may authorize another person to act for such stockholder by proxy authorized by an instrument or transmission permitted by law.

•	No cumulative voting: Directors shall be elected by a plurality of the votes cast at any meeting for the election of directors at which a quorum is present, unless cumulative voting is expressly required by the Articles of Incorporation or applicable law.

•	Action by written consent: Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent in writing or by electronic transmission setting forth the action is signed by stockholders holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, all in accordance with NRS Chapter 78.

2.4 Advance notice of stockholder business and nominations

•	Annual meeting business: To be timely, a stockholder’s notice of business to be brought before an annual meeting (other than matters included in the Corporation’s proxy materials) must be received by the Secretary at the principal executive offices not earlier than 120 days and not later than 30 days before the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is advanced or delayed by more than 15 days, not later than the 10th day following public disclosure of the meeting date). The notice must include a brief description of the business, the reasons for conducting it, and information about the proposing stockholder and any material interest.

•	Director nominations: Stockholder nominations for election to the Board must be received in the same window and include (i) the nominee’s name, age, business address, and residence, (ii) principal occupation, (iii) consent to serve, (iv) a completed director questionnaire provided by the Corporation, and (v) all information that would be required in a proxy statement under Regulation 14A.

•	Updates: Stockholders shall update and supplement their notices to ensure the information remains true and correct as of the record date and the date 10 days prior to the meeting.

•	Compliance: The chair of the meeting may determine and declare that any proposed business or nomination not made in compliance with these procedures shall be disregarded.

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Article III. Board of directors

3.1 Powers; number; qualifications; terms

•	General authority: The business and affairs of the Corporation shall be managed under the direction of the Board, which may exercise all powers of the Corporation except as otherwise provided by law, the Articles of Incorporation, or these Bylaws.

•	Number and terms: The number of directors shall be fixed from time to time by resolution of the Board, but shall not be fewer than one (1). The number of directors which shall constitute the whole board shall be at least one (1). Each director shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until earlier death, resignation, or removal.

•	Chair; lead independent director: The Board may elect a Chair. If the Chair is not independent and the Corporation is listed on Nasdaq, the Board should designate a lead independent director with duties set forth in Board governance guidelines.

3.2 Meetings; quorum; action

•	Regular and special meetings: Regular meetings may be held without notice at times and places determined by the Board. Special meetings may be called by the Chair, CEO, President, Secretary, or any two directors on not less than 24 hours’ notice (or such shorter notice as a majority of the Board deems reasonable in exigent circumstances).

•	Effect of Irregularly Called Meetings: Whenever all parties entitled to vote at any meeting, whether of the Board of Directors or stockholders, consent, either by a writing on the records of the meetings or filed with the Secretary, or by presence at such meeting and oral consent entered on the minutes, or by taking part in the deliberation at such meeting without objection, the doings of such meetings shall be as valid as if they have been approved at a meeting regularly called and noticed, and at such meeting any business may be transacted which is not excepted from the written consent or to the consideration of which no objection for want of notice is made at the time, and if any meeting be irregular for want of notice or of such consent, provided a quorum was present at such meeting, the proceeding of said meeting may be ratified and approved and rendered likewise valid and the irregularity or defect therein waived by a writing signed by all parties having the right to vote at such meeting, and such consent or approval of stockholder may be by proxy or attorney, but such proxies and powers of attorney must be in writing.

•	Remote participation: Directors may participate by means of conference telephone or other communications equipment allowing all persons participating to hear each other; participation constitutes presence in person.

•	Quorum and vote: A majority of the total number of authorized directors shall constitute a quorum. The act of a majority of directors present at a meeting at which a quorum is present shall be the act of the Board unless a greater vote is required by law, the Articles, or these Bylaws.

•	Written consent: Any action required or permitted to be taken at a meeting may be taken without a meeting if all members of the Board consent in writing or by electronic transmission, consistent with NRS provisions permitting unanimous written consents.

•	Waiver or Notice: Whenever any notice is required to be given under the provisions of the statutes, of the Articles of Incorporation, or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

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3.3 Committees of the Board

•	Establishment: The Board may designate one or more committees, including but not limited to an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each consisting of one or more directors. Each committee shall have a written charter approved by the Board and shall report to the Board.

3.5 Fiduciary duties; interested transactions; indemnification reference

•	Duties and business judgment: Directors shall discharge their duties in good faith, on an informed basis, and in a manner they reasonably believe to be in the best interests of the Corporation, with the protections and presumptions provided under NRS Chapter 78.

•	Interested transactions: Transactions involving interested directors shall be addressed in accordance with NRS and these Bylaws; approval by disinterested directors or stockholders, or fairness, may validate such transactions.

•	Indemnification and advancement: The Corporation shall provide indemnification and advancement of expenses to the fullest extent permitted by NRS, as further set forth in Article IX of these Bylaws and, if applicable, separate indemnification agreements.

3.6 Removal; vacancies; resignations

•	Removal: Directors may be removed in the manner and to the extent permitted by NRS and the Articles of Incorporation.

•	Vacancies: Any vacancy or newly created directorship may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director.

•	Resignation: Any director may resign at any time by delivering written notice to the Secretary; the resignation is effective upon receipt unless a later effective time is specified.

Article IV. Officers

•	Offices; appointment: The Board shall elect officers of the Corporation, which may include a CEO, President, Chief Financial Officer, Secretary, Treasurer, and such other officers as the Board deems necessary. Any two or more offices may be held by the same person.

•	Authority and duties: Officers shall have the authority and perform the duties set forth by the Board or these Bylaws. At least one officer shall be responsible for maintaining corporate records, consistent with NRS requirements.

•	Term; removal; vacancies: Each officer shall serve at the pleasure of the Board and may be removed with or without cause. Vacancies may be filled by the Board at any time.

•	Delegation: Subject to Board oversight, any officer may delegate authority to other officers and employees as appropriate.

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Article V. Stock, certificates, and transfers

•	Authorized shares; classes: The Corporation’s authorized capital stock and class rights are as set forth in the Articles of Incorporation. Dividends and distributions shall be as declared by the Board, subject to the rights of any Preferred Stock and applicable law.

•	Certificates; book-entry: Shares may be certificated or uncertificated as determined by the Board and permitted by law. If certificated, certificates shall be in such form as approved by the Board and signed by the appropriate officers.

•	Transfer agent and registrar: The Board may appoint one or more transfer agents and registrars and may require that stock be transferred only on the books of the Corporation by the holder of record or by duly authorized attorney.

•	Transfers; lost certificates: Transfers shall be made on the stock ledger upon surrender (if certificated) and proper endorsement. The Corporation may issue a replacement for a lost, stolen, or destroyed certificate upon receipt of satisfactory evidence and indemnity.

•	Record holder: The Corporation shall be entitled to treat the holder of record as the owner of shares for all purposes.

Article VI. Dividends and distributions

•	Declarations: Subject to the Articles of Incorporation, any preferences of Preferred Stock, and applicable laws (including limitations on unlawful distributions), the Board may declare and pay dividends or make other distributions in cash, stock, or property from the Corporation’s funds legally available therefor.

•	Fixing record dates: The Board may fix a record date for determining stockholders entitled to receive dividends or distributions, in accordance with law.

Article VII. Stockholder rights and policies

•	Related party transactions: The Board (or an independent committee) shall review and approve or ratify any transaction required to be disclosed under Item 404 of Regulation S-K, applying a written policy that requires the transaction to be on terms no less favorable than those available from unrelated third parties.

•	Insider trading; Regulation FD: The Corporation may maintain an insider trading policy with pre-clearance, blackout periods, and trading windows, and a Regulation FD policy governing selective disclosure.

Article VIII. Indemnification and advancement

•	Indemnification: To the fullest extent permitted by NRS, the Corporation shall indemnify any person who is or was a director or officer (and may indemnify employees or agents) against expenses, liabilities, and losses reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding, by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or serving at its request in any other capacity.

•	Advancement: Expenses incurred by a director or officer in defending any proceeding shall be paid by the Corporation in advance of its final disposition upon receipt of an undertaking to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

•	Non-exclusivity; insurance: The rights to indemnification and advancement shall not be exclusive of any other rights. The Corporation may maintain insurance to protect any person against any liability to the fullest extent permitted by law.

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Article IX. Notices; waiver; forum

•	Notices: Notices may be delivered personally, by mail, courier, or electronic transmission to the extent permitted by law and these Bylaws.

•	Waiver: Attendance of a person at a meeting shall constitute waiver of notice of such meeting, except where the person attends for the express purpose of objecting to the transaction of business because the meeting is not lawfully called or convened.

Article X. Amendments

•	By the Board: These Bylaws may be adopted, amended, or repealed by the Board, unless otherwise provided by the Articles of Incorporation or applicable law.

Article XI. Miscellaneous

•	Fiscal year: The fiscal year shall be fixed by resolution of the Board.

•	Execution of instruments: All checks, drafts, contracts, and other instruments shall be executed on behalf of the Corporation by such officers or other persons as the Board may designate.

•	Divisions and subsidiaries: The Board may establish one or more divisions, subsidiaries, or controlled affiliates and appoint officers and managers thereof.

•	Severability: If any provision of these Bylaws is held invalid, the remaining provisions shall continue in full force and effect.

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